Exhibit 99.1

CONTACT:
InvestorRelations@getcosi.com

Così, Inc. Announces Additional Grace Period for Listing on NASDAQ

Boston, MA - May 18, 2016 - Cosi, Inc. (NASDAQ:COSI), the fast casual restaurant company, today announced that it has received notice from the NASDAQ Stock Market on May 17, 2016, indicating that the Company will have an additional 180-day grace period, or until November 14, 2016, to regain compliance with NASDAQ’s minimum bid price requirement.  In order to regain compliance, shares of the Company’s common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days during the additional grace period.  The notification letter has no effect at this time on the listing of the Company’s common stock on The NASDAQ Capital Market.  The Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “COSI”.

As previously announced, the Company was notified by the Listing Qualifications Department of the NASDAQ Stock Market on November 18, 2015, that for the last 30 consecutive business days the bid price of the Company’s common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Capital Market under the NASDAQ Listing Rule 5550(a)(2).  Therefore, in accordance with NASDAQ’s Listing Rules, the Company was provided 180 days, or until May 16, 2016, to regain compliance.

If the Company fails to regain compliance during this second grace period, or by November 14, 2016, the Company’s common stock will be subject to delisting by NASDAQ.  If the Company does not meet the minimum bid price requirement during the 180-day grace period, NASDAQ will provide notification to the Company that its common stock will be subject to delisting.  At that time, the Company can ask NASDAQ for a hearing to present a plan to regain compliance.

The Company has provided written notice to NASDAQ of its intention to cure the minimum bid price deficiency during the second grace period by effecting a reverse stock split if necessary.

About Così, Inc.
Così (http://www.getcosi.com) is an international fast casual restaurant company.  At the heart of every Cosi® restaurant is an open-flame stone-hearth oven where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites. Così® was founded on the idea that good-for-you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, hand-tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 75 Company-owned and 30 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words “believe,” “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive,” or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così’s website at
http://www.getcosi.com in the investor relations section.

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020